Exhibit G

KPMG LLP
345 Park Avenue
New York, NY 10154

Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
- Multi-Strategy Series G

We have audited the accompanying statement of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G, including the schedule of investments, as of March 31, 2007, and the related statements of operations for the year then ended, the statements of changes in members' capital for each of the years in the two-year period then ended, the statement of cash flows for the year then ended, and the financial highlights for each of the years in the four-year period then ended and the period from January 1, 2003 (commencement of operations) to March 31, 2003. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of investments owned as of March 31, 2007, by inspection of investment subscription documents and confirmation with underlying investment funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above, present fairly, in all material respects, the financial position of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G, as of March 31, 2007, the results of its operations and its cash flows for the year then ended, the changes in its members' capital for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period from January 1, 2003 (commencement of operations) through March 31, 2003 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

May 30, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G
Statement of Operations
Year Ended March 31, 2007

Investment Income
Interest	$324,864

Total investment income	324,864

Expenses

Management fees	3,735,149
Professional fees	850,779
Loan interest	684,825
Accounting fees	521,364
Directors' fees and expenses	37,257
Marketing fees	19,569
Custodian fees	14,679
Miscellaneous expenses	319,499

Total expenses	6,183,121

Net investment loss	(5,858,257)

Realized and unrealized gain on investments:

Net realized gain on investments	20,969,160
Net change in unrealized appreciation on investments	3,754,836

Net realized and unrealized gain on investments	24,723,996

Increase in Members' Capital from Operations	$18,865,739

The accompanying notes are an integral part of these financial statements.

1

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G
Statement of Changes in Members’ Capital

For the Years Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006

Operations

Net investment loss	$(5,858,257)	$(4,528,081)
Net realized gain on investments	20,969,160	10,114,280
Net change in unrealized appreciation on investments	3,754,836	15,083,234

Increase in Members' Capital
from Operations	18,865,739	20,669,433

Distributions to Shareholders

Distributions from net investment income	(9,373,711)	-
Distributions from net realized gain	(13,273,574)	-

Decrease in Members' Capital
from distributions to Shareholders	(22,647,285)	-

Members' Capital transactions

Capital contributions	87,687,853	22,456,925
Acquisition of Series M (Note 2)	60,906,789	-
Reinvestment of distributions	21,912,780	-
Capital withdrawals	(27,631,412)	(60,092,662)

Increase (Decrease) in Members' Capital
from capital transactions	142,876,010	(37,635,737)

Members' Capital at beginning of year	188,116,360	205,082,664

Members' Capital at end of year (270,972.304
and 151,511.015 shares outstanding at March
31, 2007 and 2006, respectively)	$327,210,824	$188,116,360

The accompanying notes are an integral part of these financial statements.

2

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Statement of Cash Flows
March 31, 2007

Cash flows from operating activities
Increase in Members' Capital from Operations	$18,865,739
Adjustments to reconcile net increase in members' capital
from Operations to net cash used in operating activities:
Purchases of investments in investment funds	(271,634,418)
Proceeds from disposition of investments in investment funds	167,194,818
Net realized gain on investments in investment funds	(20,969,160)
Net unrealized gain on investments in investment funds	(3,754,836)
Changes in operating assets and liabilities:
Decrease in prepaid subscriptions to investment funds	9,200,000
Decrease in receivable from investment funds	17,900,682
Increase in other assets	(60,950)
Increase in management fee payable	506,258
Increase in interest payable	684,825
Decrease in accounts payable and accrued expenses	(2,307)
Net cash used in operating activities	(82,069,349)

Cash flows from financing activities
Capital contributions	91,910,833
Distributions paid in cash	(734,505)
Payments for shares redeemed	(24,822,466)
Proceeds from loan payable	131,520,000
Payments for loan payable	(115,220,000)
Net cash provided by financing activities	82,653,862

Net increase in cash and cash equivalents	584,513

Cash and cash equivalents at beginning of year	711,149
Acquisition of cash from Series M	728,506
Cash and cash equivalents at end of year	$2,024,168

Supplemental non-cash information:

Acquisition of Series M Members' Capital (Note 2)	60,906,789
Reinvestment of distributions to shareholders	21,912,780
Decrease in contributions received in advance	4,222,980
Increase in redemptions payable	2,808,946

The accompanying notes are an integral part of these financial statements.

3

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Financial Highlights
	Year Ended March 31, 2007	Year Ended March 31, 2006	Year Ended March 31, 2005	Year Ended March 31, 2004	January 1, 2003 (commencement of operations) to March 31, 2003
Net Asset Value, beginning of period:	$1 ,241.60	$1,115.09	$1,099.37	$995.86	$1,000.00
Income from investment operations***:
Net investment loss	(28.26)	(26.88)	(32.25)	(36.19)	(12.87)
Net realized and unrealized gain on investments	108.05	153.39	47.97	139.70	8.73
Total from investment operations	79.79	126.51	15.72	103.51	(4.14)
Distributions from net investment income	(47.12)	-	-	-	-
Distributions from net realized gain	(66.73)	-	-	-	-
Net Asset Value, end of period:	$1 ,207.54	$1,24160	$1 ,11509	$1 ,09937	$995.86
Total Return	6.43%	11.35%	1.43%	10.39%	(0.41%) **
Ratios/Supplemental Data:
Net assets, end of period	$327,210,824	$188,116,360	$205,082,664	$103,278,282	$38,426,667
Portfolio turnover	69.45%	57.90%	25.24%	21.29%	29.92% *
Ratio of expenses to average net assets	2.51%	2.60%	3.06%	3.43%	5.28% *
Ratio of net investment loss to average net assets	(2.37%)	(2.35%)	(2.95%)	(3.40%)	(5.22%) *
* Annualized.
** Total return for a period of less than a full year is not annualized.
***Per share data for income from investment operations is computed using the total of monthly income and expense divided by beginning of month shares.
The above ratios may vary for individual investors based on the timing of capital transactions during the period.
The accompanying notes are an integral part of these financial statements.

4

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G
Notes to Financial Statements – March 31, 2007
1.	Organization
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company” or “Fund”) was organized as a Delaware Limited Liability Company on August 16, 2002. The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company. The Company is also registered under the Securities Act of 1933 (“1933 Act”). The Company consisted of two separate series, Series M and Multi-Strategy Series G (each a “Series”). On December 31, 2006, Multi-Strategy Series G (“Series G”) acquired all of the Members’ Capital of Series M pursuant to a plan of reorganization and merger approved by Series G and Series M shareholders on November 29, 2006. (Refer to note 2 for additional information on the merger).
The investment objective of Series G is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies. These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies. Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of Series G can be described as a fund of hedge funds.
Shares of Series G are sold to eligible investors (referred to as “Members”). The minimum initial investment in Series G from each Member is $25,000 (and was $50,000 from January 1, 2003 to November 1, 2003); the minimum additional investment is $10,000. Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and indirect, wholly owned subsidiary of Citigroup Inc., serves as Series G’s investment adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of Series G’s assets to various Investment Funds. Under Series G’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of Series G to the Board of Directors.
2.	Acquisition of Series M
The acquisition of Series M was accomplished by a tax-free exchange of 52,023.277 shares of Series G (valued at $60,906,789 including $6,456,550 of distributions to be reinvested on January 1, 2007) for the 56,389.683 shares of Series M outstanding on December 31, 2006. Series M’s Members’ Capital on December 31, 2006 consisted of cash and cash equivalents of $728,506, investments in investment funds with a fair market value of $23,519,791 (cost of $18,490,000), receivables from investment funds of $38,490,179, and other assets of $25,545, offset by redemptions payable of ($1,615,659), management fees payable of ($82,772), and accounts payable and accrued expenses of ($158,801). Series G’s Members’ Capital immediately prior to the

5

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 acquisition was $226,551,248.
3.	Significant Accounting Policies
Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements and offering memoranda. Series G values these investments at fair value based on financial data supplied by the Investment Funds.
a.	Portfolio Valuation
The net asset value of Series G is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.
Series G’s investments in Investment Funds are carried at fair value as determined by Series G’s pro-rata interest in the net assets of each Investment Fund. All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements. Each Investment Manager to which the Adviser allocates assets will charge Series G, as investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee. The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.
As a general matter, the fair value of Series G’s investment in an Investment Fund represents the amount that Series G can reasonably expect to receive from an Investment Fund if Series G’s investment were redeemed at the time of valuation, based on information available at the time. The Investment Funds provide for periodic redemptions ranging from monthly to annually. Investment Funds generally require advance notice of a Member’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request. Series G does not factor into its valuation a liquidity discount on any Investment Funds held. The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements. The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.
b.	Income Recognition and Expenses
Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recoded monthly, the change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments on the statement of operations, realized gains and losses on withdrawals from Investment Funds are recognized on a cost recovery basis.

6

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

Series G bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for Series G’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors. Costs incurred in connection with the initial offering were deferred and amortized over the first twelve months of operations; costs incurred in connection with Series G’s subsequent registration under the 1933 Act have been deferred and were amortized over the twelve months commencing after the effective date of such registration statement.
c.	Income Taxes
Series G operated as a partnership from inception through September 30, 2005. As of October 1, 2005, Series G became a corporation that is taxed as a regulated investment company. It is Series G’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to shareholders each year. Therefore, no federal income or excise tax provision is typically required for Series G’s financial statements.
d.	Cash and Cash Equivalents
Cash and cash equivalents consist of monies invested in money market deposit accounts that are accounted for at amortized cost.
e.	Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Adviser to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Adviser believes that the estimates utilized in preparing Series G’s financial statements are reasonable and prudent; however, actual results could differ from these estimates.
4.	New Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (the “Interpretation”). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. The Interpretation is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Adviser is still evaluating the impact this will have on Series G’s financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value sets out a framework for measuring fair value and expands disclosures about fair value

7

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. As of March 31, 2007, the Adviser does not believe the adoption of SFAS No. 157 will materially impact the financial statement amounts; however, additional disclosures will be required about the inputs used to develop the measurements and the effect of certain measurements on changes in Members’ Capital for the period.
5.	Management Fee, Administrative Fee, Related Party Transactions and Other
The Adviser provides certain management and administrative services to Series G. The Advisor acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance. In addition, the adviser also provides office space and other support services. In consideration for such services, Series G will pay the Adviser a monthly management fee based on end of month Members’ capital. The Adviser will pay a portion of the fee to its affiliates.
Effective August 1, 2005, the Board of Directors approved a reduction in the management fee to 1.5% of net assets annually (from 2.25% annually).
In addition, the Adviser allocated certain marketing fees of $19,569 to Series G during the year ended March 31, 2007.
Placement agents may be retained by the Company to assist in the placement of Fund Shares. A placement agent will generally be entitled to receive a fee from each investor in the Company whose shares the agent places. The specific amount of the placement fee paid with respect to a Member is generally dependent on the size of the investment in a Series.
Citigroup Global Markets, Inc. (“CGM”), an affiliate of CAI and a wholly owned subsidiary of Citigroup, Inc. serves as a placement agent of the Series G shares. For the year ended March 31, 2007, the Company paid $946,795 in placement fees to CGM on Series G shares. Such fees are deducted from an investor’s gross contribution amount.
The Company has entered into agreements with third parties to act as additional placement agents for Series G shares. Placement fees may range from 0 to 3%. In addition, the Adviser, and/or its affiliates, will pay the placement agents an annual fee, payable monthly in arrears. The fee shall be paid from the Adviser’s own resources (or those of its affiliates).
Prior to October 1, 2005 Series G paid CAI a monthly fee of 0.025% (0.30% on an annualized basis) for administration based primarily upon average net assets, subject to a minimum monthly fee, and reimbursed certain expenses. CAI, as Administrator, retained PFPC Inc. (“PFPC”), an independent third party and wholly-owned subsidiary of The PNC Financial Services Group, to assist in the performance of its administrative duties. On October 1, 2005 a restructuring of this arrangement took affect. Under the new arrangement CAI and PFPC have separate agreements with

8

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

the Company and act as co-administrators to the Company. CAI, as co-administrator, no longer receives a monthly fee for their administrative services to the Company. PFPC continues to provide certain accounting, record keeping, tax and investor related services. Fees for their services are charged directly to the Company.
Each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $10,000 plus a fee per meeting of the Board of Directors of $1,000. Such Director fees are allocated to each series pro-rata, based on the relative net assets of each series. Any Director who is an “interested person” does not receive any annual or other fee from the Company. All Directors are reimbursed for all reasonable out of pocket expenses. Total amounts expensed related to Directors by Series G for the year ended March 31, 2007 were $36,090.
PFPC Trust Company (an affiliate of PFPC) serves as custodian of Series G’s assets and provides custodial services for Series G. Fees payable to the custodian and reimbursement for certain expenses are paid by Series G.
6.	Securities Transactions
The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the year ended March 31, 2007, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation as of March 31, 2007.
Cost of purchases	$271,634,418
Transfer of investments from Series M at fair value	$23,519,791
Proceeds from sales	167,194,818
Gross unrealized appreciation	$36,316,928
Gross unrealized depreciation	209,155
Net unrealized appreciation	$36,107,773
7.	Contributions, Redemptions, and Allocation of Income
Generally, initial and additional subscriptions for shares may be accepted as of the first day of each month. CAI has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for shares in Series G. The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause Series G to repurchase shares from Members pursuant to written tenders by Members on such terms and conditions as it may determine. CAI expects that it typically will recommend to the Board of Directors that the Citigroup Alternative Investments
Company offer to repurchase shares from Members quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

9

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

Transactions in shares were as follows the years ended March 31, 2007 and 2006:
	March 31 2007	March 312006
Shares outstanding beginning of year	151,511.015	183,915.383
Shares purchased	71,636.095	19,167.859
Shares issued to Series M shareholders	52,023.277	-
Shares issued for reinvestment of distributions	18,710.206	-
Shares redeemed	(22,908.289)	(51,572.227)
Shares outstanding end of year	270,972.304	151,511.015
8.	Financial Instruments With Off-Balance Sheet Risk
In the normal course of business, the Investment Funds in which Series G invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps. Series G’s risk of loss in these investment funds is limited to the value of it’s investment in such funds.
9.	Income Tax Information
The tax components of capital shown in the table below represent distribution requirements Series G must satisfy under the income tax regulations, losses Series G may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.
Undistributed net investment loss	Undistributed long -term	Accumulated loss capital gain carry forward[1]	Net Unrealized Appreciation
$-	$6,011	$(441,833)	$9,306,124
Net investment income (loss) and net realized gain (loss) differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed differ from the fiscal year in which the income or net realized gain was recorded by Series G. Accordingly, the following amounts have been reclassified for March 31, 2007, and are primarily due to the different book to tax treatment for income derived from investment funds, different book to tax treatment for gains realized on the sale of investment funds
___________________________________
1 .As of March 31, 2007, Series G had $441,833 of post-October currency losses available to offset future ordinary income, if any.

10

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

classified as passive foreign investment companies, a distribution reclass, expenses related to the merger with Series M and a federal excise tax paid by the fund that is considered non-deductible for federal income tax purposes. Net assets of Series G were unaffected by the reclassifications.
Accumulated net investment income (loss)	Accumulated net realized gain (loss) on investments	Paid-in capital
$11,936,289	$(24,862,230)	$12,925,941
The primary difference between the book and tax appreciation or depreciation of Investment Funds is attributable to adjustments to the tax basis of Investment Funds based on allocation of income and distributions from Investment Funds and the tax realization of financial statement unrealized gain or loss. In addition, the cost of Investment Funds for Federal income tax purposes is adjusted for items of taxable income allocated Series G from the Investment Funds. The allocated taxable income is reported to Series G by each Investment Fund on Schedule K-1. The aggregate cost on Investment Funds for federal income tax purposes is therefore calculated and presented annually as of March 31. The aggregate cost on Investment Funds and the composition of unrealized appreciation and depreciation on Investment Funds for federal income tax purposes is noted below.
Federal tax cost of Investment Funds	$	$ 314,955,857
Gross unrealized appreciation	$	$ 9,306,124
Gross unrealized depreciation -		-
Net unrealized appreciation		$$9,306,124
Under provisions of the Internal Revenue Code, the Fund has elected to treat currency losses incurred during the period November 1, 2006 to March 31, 2007 of $441,833 as having incurred in the next fiscal year. These losses will be available to offset future ordinary income, if any.
For the year ended March 31, 2007, the tax character of distributions paid by Series G was $13,353,460 ordinary income and $9,293,825 long-term capital gains.
10.	Loan payable
On December 27, 2006, Series G entered into a Credit and Security Agreement with an unaffiliated bank for a $125,000,000 revolving credit facility (the “Credit Facility”). The Credit Facility will be used in connection with investment activities, for cash management purposes, to fund the repurchase of shares or for temporary or emergency purposes as permitted under the Offering Memorandum. The Credit Facility is secured by Series G’s assets. At March 31, 2007, the outstanding borrowing from the Credit Facility amounted to $16,300,000, bearing interest at a rate of 8.25% less a discount percentage per annum. Interest expense on the outstanding borrowing for the year ended March 31, 2007 was $684,825, with the entire balance payable at March 31, 2007
The Fund hereby designates $9,293,825 of capital gain dividends paid on December 29, 2006 as long term capital gain dividends.

11

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC – Multi-Strategy Series G Notes to Financial Statements – March 31, 2007 (continued)

For individual shareholders, 6.59% of the ordinary income dividends paid during the year ended March 31, 2007 have been designated as qualified for the reduced tax rate under The Job and Growth Tax Relief Reconciliation Act of 2003.
For corporate shareholders, 4.83% of the ordinary income dividends paid during the year ended March 31, 2007 have been designated as being eligible for the dividends received deduction. For non- U.S. shareholders, 46.36% of the ordinary income dividends paid during the year ended March 31, 2007 have been designated as qualified short-term capital gains under the American Jobs Creation Act of 2004.

12